Joint Filer Information

NAME: Michael Zimmerman

ADDRESS:  623 Fifth Avenue, 32nd Floor
          New York, New York 10022

DESIGNATED FILER: Prentice Capital Management, LP

ISSUER: Ascendia Brands, Inc.

DATE OF EVENT REQUIRING STATEMENT: January  16, 2008


SIGNATURE:


/s/ Michael Zimmerman
-----------------------
    Michael Zimmerman